Exhibit 99.1

Contact:	Jennifer Cook Williams
Director
Corporate Communications
and Investor Relations
650-266-3200

CELL GENESYS REPORTS SECOND QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, July 26, 2004—Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $26.0 million, or $0.58 per share, for the quarter ended June 30, 2004. This compares with a net loss of $19.1 million, or $0.51 per share, in the same quarter of 2003. Cell Genesys ended the quarter with approximately $173.7 million in cash, cash equivalents and short-term investments, including restricted cash and investments, and in addition, held approximately 6.6 million shares of its former subsidiary, Abgenix, Inc.

Revenues for the quarter ended June 30, 2004 were $2.5 million compared with revenues of less than $0.1 million recognized for the comparable period in 2003, an increase reflecting primarily revenues from the company’s strategic alliance with Novartis AG for oncolytic virus therapies. The company’s research and development costs for the quarter were $24.1 million, compared with $22.6 million for the second quarter of 2003, an increase that can be attributed principally to the company’s expanding clinical trials in both its GVAX® cancer vaccine and oncolytic virus therapy programs.

“The second quarter was a landmark quarter for Cell Genesys highlighted by the recent initiation of our first Phase 3 trial of GVAX® prostate cancer vaccine, the company’s lead product development program. We also had several encouraging clinical trial reports during the quarter, including three presentations at this year’s ASCO meeting,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “The fundamentals of Cell Genesys have never been stronger. We have multiple clinical trials under way based on two diverse cancer product platforms, we are financially strong, and we have a seasoned and accomplished executive team ready to lead our business forward.”

Second Quarter 2004 and Other Recent Highlights:

•	Announced that enrollment has been initiated for a multicenter Phase 3 clinical trial of GVAX® prostate cancer vaccine in patients with metastatic hormone-refractory prostate cancer. This trial, referred to as VITAL-1, is based on the promising findings from two previously conducted Phase 2 trials in over 100 patients with advanced prostate cancer. The trial will compare GVAX® prostate cancer vaccine to docetaxel (Taxotere®) chemotherapy and is expected to enroll approximately 600 patients at more than 50 medical centers across the United States. In May 2004 the company received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for this Phase 3 trial which provided FDA confirmation that the trial design would adequately support a product registration application.

•	Announced that enrollment has been initiated for a multicenter Phase 2 clinical trial of GVAX® lung cancer vaccine in patients with advanced-stage bronchoalveolar carcinoma (BAC), one of the four principal subtypes of non small-cell lung cancer (NSCLC). This trial is being conducted and sponsored by the Southwest Oncology Group (SWOG), a cooperative clinical trials group of the National Cancer Institute. The trial is the second of two Phase 2 studies designed to expand on the encouraging results of an earlier Phase 1/2 trial of GVAX® lung cancer vaccine in advanced, heavily pretreated patients which among other findings suggested that BAC may be particularly responsive to the vaccine. Approximately 100 patients with BAC are expected to be enrolled in the new study at 15 to 20 medical centers across the United States.

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•	Reported additional positive results at the recent American Society of Clinical Oncology (ASCO) Meeting from a second multicenter Phase 2 trial of GVAX® prostate cancer vaccine. The study, which was designed to define the treatment regimen for Phase 3 development, enrolled 80 patients with advanced hormone-refractory prostate cancer with evidence of metastasis (spread) to the bone or other tissues. The new findings confirm the clinical activity and safety profile of the vaccine and demonstrate a clear dose response in the induction of prostate cancer-associated antibodies. The highest dose level evaluated, which produced the strongest immune response, was well tolerated and is being employed in the company’s recently initiated Phase 3 trial.

•	Reported encouraging follow-up clinical data at the ASCO Meeting from a Phase 2 trial of GVAX® cancer vaccine for acute myelogenous leukemia (AML). Fifty-four patients with newly diagnosed leukemia were enrolled on the trial and were treated with chemotherapy. Patients responding to chemotherapy subsequently received autologous bone marrow stem cell transplantation and GVAX® leukemia vaccine. The preliminary findings of this trial indicate that the vaccine therapy is well tolerated and may reduce residual leukemic cells that persist after chemotherapy as indicated by decreased levels of WT-1, a leukemia-associated genetic marker, which is detectable in over 95 percent of patients with active AML.

•	Reported final clinical data at the ASCO Meeting from a Phase 1/2 clinical trial of CG7870 oncolytic (cancer cell-killing) virus therapy for prostate cancer. The trial enrolled 23 patients with hormone-refractory, metastatic prostate cancer who received a single intravenous injection of CG7870 at one of eight increasing dose levels. Five patients were observed to have a decrease in prostate specific antigen (PSA) levels, including three of five patients treated at the two highest dose levels. This trial provides supportive data for a follow-on trial expected to start later this year in which CG7870 will be combined with Taxotere® chemotherapy in patients with advanced prostate cancer.

•	Presented clinical data from a Phase 2 trial of GVAX® pancreatic cancer vaccine in patients with inoperable, metastatic pancreatic cancer at the Lustgarten Foundation for Pancreatic Cancer Research Meeting, which was sponsored by the American Association of Cancer Research. Fifty patients were enrolled and received either vaccine alone or vaccine in combination with low-dose cyclophosphamide, a chemotherapeutic agent which has been shown in the doses administered to enhance the immune response in the absence of a direct anticancer effect. There was trend towards improved survival in the combination therapy group as well as a statistically significant correlation between peak GMCSF levels and survival in both treatment groups. These data support the company’s ongoing Phase 2 trial of GVAX® pancreatic cancer vaccine in patients with operable disease who receive the vaccine after surgical resection of their tumor to prevent relapse. More than 45 of a targeted 60 patients have been enrolled on this trial.

In other news Cell Genesys announced that Kristen Hege, M.D., has been appointed vice president, clinical research. Dr. Hege, who has been with Cell Genesys for more than ten years, most recently as senior director of clinical research, received her B.A. from Dartmouth College and her M.D. from the University of California, San Francisco, and is board-certified in medical oncology and hematology. Dr. Hege will replace Dr. Dale Ando who is resigning to join an early-stage gene therapy company. In addition, Cell Genesys announced that Charlene Banard has been promoted to vice president, corporate quality, Flavia Borellini, Ph.D., to vice president, development, and Jeffrey Silverman to vice president, San Diego Operations.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms—GVAX® cancer vaccines,

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oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® cancer vaccines include an ongoing Phase 3 trial of GVAX® prostate cancer vaccine as well as trials of GVAX® vaccines for lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys’ majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the second quarter of 2004 at 8:30 a.m. PDT on Tuesday, July 27, 2004. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 739636.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year March 4, 2004 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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[7/26/04]

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three months ended June 30,		Six months ended June 30,
(unaudited, in thousands except per share data)	2004	2003	2004	2003
Revenue	$2,462	$13	$5,046	$1,051

Operating expenses:
Research and development	24,097	22,578	46,741	43,636
General and administrative	5,115	6,930	10,664	11,971

Total operating expenses	29,212	29,508	57,405	55,607

Loss from operations	(26,750)	(29,495)	(52,359)	(54,556)

Gain on sale of Abgenix, Inc. common stock	6,474	7,288	11,980	7,288
Interest and other income	309	1,350	1,550	3,281
Interest expense	(2,213)	(1,411)	(4,451)	(1,710)

Loss before income taxes	(22,180)	(22,268)	(43,280)	(45,697)
Income tax benefit (expense)	(3,839)	3,172	(3,658)	9,226

Net loss	$(26,019)	$(19,096)	$(46,938)	$(36,471)

Basic and diluted net loss per common share	$(0.58)	$(0.51)	$(1.11)	$(0.98)

Weighted average shares of common stock outstanding - basic and diluted	44,667	37,193	42,469	37,060

CONSOLIDATED BALANCE SHEET DATA

			June 30, 2004	December 31, 2003
(in thousands)			(unaudited)	(note 1)

Cash, cash equivalents and short-term investments, including restricted cash and investments			$173,742	$160,288
Investment in Abgenix, Inc. common stock			77,870	91,936
Other current assets			1,909	1,173
Property and equipment, net			165,962	172,102
Noncurrent deferred tax assets			28,917	34,247
Other assets			648	756

Total assets			$449,048	$460,502

Deferred revenue			$4,847	$7,877
Deferred tax liabilities			28,917	34,247
Other current liabilities			21,684	22,218
Noncurrent income tax liabilities			29,954	29,954
Noncurrent portion of debt financing			92,690	94,835
Noncurrent portion of facility lease obligation			51,425	51,799
Redeemable convertible preferred stock			2,706	2,706
Stockholders’ equity			216,825	216,866

Total liabilities and stockholders’ equity			$449,048	$460,502

Note 1. Derived from audited financial statements.